Exhibit 99.1
For Immediate Release
Builders FirstSource Reports Fourth Quarter and Fiscal Year 2008 Results
February 19, 2009 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the fourth quarter and fiscal year ended December 31, 2008.

	2008 Financial Highlights (unaudited)
		Diluted		Diluted
	Fourth Quarter	Per Share	Fiscal Year	Per Share
Sales	$201.3 million		$1,034.5 million
Loss from continuing operations	$(53.4) million	$(1.50)	$(131.8) million	$(3.70)
Loss from discontinued operations, net of tax	$(5.4) million	$(0.15)	$(7.7) million	$(0.21)
Net loss	$(58.9) million	$(1.65)	$(139.5) million	$(3.91)
Included in the calculation thereof:
Asset impairments	$36.8 million	$0.72	$51.1 million	$0.97
Facility closure costs	$0.5 million	$0.01	$4.8 million	$0.08
Valuation Allowance	$9.0 million	$0.25	$35.5 million	$1.00

		$0.98		$2.05

Adjusted EBITDA	$(12.1) million		$(36.2) million
“During the fourth quarter, we saw a continued decline in housing activity as actual single-family housing starts dropped to 103,600 from 188,300 in the same period of 2007, or a 45.0 percent decline. The fourth quarter percentage decline was the largest year-over-year change since the housing correction began in March 2006,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “For the year, actual single-family housing starts fell to 622,400 from 1,046,100 last year, or a 40.5 percent decline. However, the annualized rate for single-family starts at the end of 2008 was 398,000, the lowest recorded since the U.S. Census Bureau began its record keeping in 1959. This level suggests that 2009 will likely be worse than 2008, with our belief that the first six months of 2009 will be especially challenging.”
Mr. Sherman continued, “We felt the impact of these difficult conditions on our 2008 results although we were able to limit it through our action plan. Our action plan principally consisted of growing market share, reducing physical capacity, adjusting staffing levels, implementing cost containment programs, managing credit tightly, and, most importantly, conserving cash. Overall we feel these efforts were very successful. We estimate that market share gains reduced our sales decline year-over-year by an estimated 10 percent. From a capacity standpoint, we closed or mothballed 14 facilities during 2008. The closures reduced our fixed operating costs and largely allowed us to redeploy sales to other locations to gain efficiencies. We lowered our average headcount by over 1,600 to 4,850 in 2008, a decrease of 25.2 percent from 2007. Our headcount at December 31, 2008, was down over 2,100 to 3,274, a 39.3 percent decrease from the beginning of 2008. The reductions in payroll costs coupled with our other cost reductions allowed us to reduce our selling, general and administrative expenses, excluding non-cash and

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2008 Results (continued)
non-recurring charges, by 19.5 percent or approximately 65 percent variable with the sales volume decline. Our bad debt expense as a percentage of sales increased only 24 basis points. The most important measure to us, cash used, was only $30.7 million for 2008. These efforts will not only benefit us in the short-term but will allow us to be a more efficient organization in the long-term.”
“During these difficult economic times, we are focused not only on the fiscal side of our business, but also on maintaining and building on customer and supplier relationships. We have expanded our reach into the multi-family and light commercial segments while fostering our relations with our existing customers,” Mr. Sherman said. “We know our employees are critical in maintaining and building on these relationships. We have asked a lot from them over the last two years and I am appreciative of how they have responded. Without their efforts, we would not have been able to weather this downturn as well as we have.”
Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, added, “Since the beginning of the housing downturn, a primary focus has been on protecting liquidity. Thirty-three months into this correction, we feel we have been successful. We ended 2008 with almost $107 million in cash while we used only $30.7 million during the year. A big element in protecting liquidity is tight working capital management. For 2008, our working capital percentage of sales was 11.9 percent, excluding cash and income tax receivables, up only slightly from 11.4 percent in 2007.”
Fourth Quarter 2008 Results Compared to Fourth Quarter 2007
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $201.3 million compared to $290.2 million last year, a year-over-year decline of $88.9 million or 30.6 percent. Our sales volume dropped an estimated 27.9 percent compared to an estimated 45.6 percent decline in housing activity in our markets, signifying a contribution from market share gains of an estimated 15 percent.
•	Gross margin percentage was 21.3 percent, down from 23.0 percent, a 1.7 percentage point decline year-over-year. Specifically, our gross margin percentage declined 0.8 percentage points due to price, 0.6 percentage points due to volume (fixed costs in costs of goods sold), and 0.3 percentage points due to a shift in sales mix toward installed product sales, which carry a lower gross margin percentage than distributed sales.
•	Selling, general and administrative (“SG&A”) expenses decreased $15.1 million, or 18.7 percent. As a percentage of sales, however, SG&A expense increased from 27.9 percent in 2007 to 32.7 percent in 2008 which is reflective of fixed cost items becoming a larger percentage of our SG&A. Average full-time equivalent employees for the fourth quarter 2008 were 27.0 percent lower than the fourth quarter 2007, while our salaries and benefits expense, excluding stock compensation expense, fell $11.3 million, or 24.6 percent. Offsetting the declines in SG&A were a $1.1 million increase in stock compensation expense and $2.8 million in transaction costs associated with cancelled acquisitions.
•	We recorded asset impairment charges of $36.8 million before tax, or $0.72 per share net of tax. We recorded a goodwill impairment charge of $36.4 million related to our Florida business unit. The impairment charge is the result of the continued decline in housing starts in this market and the effect of this decline on this business unit’s current operating performance as well as long-term expectations. Additionally, we recorded a pre-tax asset impairment charge of $0.4 million related to land we have held for sale. As a result of the goodwill impairment charge taken during

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2008 Results (continued)
the fourth quarter, the Florida business unit no longer has any remaining goodwill on the balance sheet.
•	We recorded a tax benefit of $13.4 million, or a 20.0 percent tax benefit rate, during the quarter compared to a tax benefit of $10.3 million, or 37.7 percent tax benefit rate, last year. Our benefit for the quarter was reduced by an after-tax, non-cash valuation allowance of $9.0 million, or $0.25 per share, related to our net deferred tax assets. The valuation allowance is reflected as a reduction to fourth quarter income tax benefit and to the Company’s net deferred tax assets as of December 31, 2008.

•	Loss from continuing operations was $53.4 million, or $1.50 loss per diluted share, compared to $16.9 million, or $0.48 loss per diluted share.

•	As announced subsequent to the third quarter of 2008, we exited the New Jersey market, which we are treating as a discontinued operation for accounting purposes. As such, our loss from discontinued operations for the fourth quarter of 2008 was $5.4 million, or $0.15 loss per diluted share, compared to $3.4 million, or $0.10 loss per diluted share. Included in discontinued operations in the fourth quarter of 2008 was $3.7 million in facility closure costs.

•	Net loss was $58.9 million, or $1.65 loss per diluted share, compared to net loss of $20.4 million, or $0.58 loss per diluted share.

•	Diluted weighted average shares outstanding were 35.7 million compared to 35.1 million.

•	Adjusted EBITDA was a loss of $12.1 million compared to a loss of $5.2 million last year. See reconciliation attached.

•	Operating cash flow was $(5.6) million compared to $11.8 million for the fourth quarter of 2008 and 2007, respectively.

•	Capital expenditures were $0.6 million compared to $2.6 million for the fourth quarter of 2008 and 2007, respectively.
Fiscal Year 2008 Financial Results Compared to Fiscal Year 2007
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales were $1,034.5 million compared to $1,530.5 million, a decline of $496.0 million or 32.4 percent. Our sales volume dropped an estimated 30.4 percent compared to an estimated 42.5 percent decline in housing activity in our markets, signifying a contribution from market share gains of an estimated 10 percent.

•	Gross margin percentage was 21.6 percent, down from 24.6 percent, a 3.0 percentage point decline from last year. Specifically, our gross margin percentage decreased by 1.9 percentage points due to price, 0.9 percentage points due to volume (fixed costs in costs of goods sold),and 0.2 percentage points due to a shift in sales mix toward installed product sales, which carry a lower gross margin percentage than distributed sales.

•	Selling, general and administrative expenses decreased $66.0 million, or 18.4 percent. As a percentage of sales, however, SG&A expense increased from 23.4 percent in 2007 to 28.3 percent

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2008 Results (continued)
in 2008 which is reflective of fixed cost items becoming a larger percentage of our SG&A. Average full time equivalent employees for 2008 were 25.0 percent lower than 2007, while our salaries and benefits expense, excluding stock compensation expense, fell $49.3 million, or 23.2 percent. Offsetting the declines in SG&A were a $1.5 million increase in stock compensation expense, and $2.8 million in transaction costs associated with cancelled acquisitions.

•	We recorded asset impairment charges charges of $51.1 million before tax, or $0.97 per diluted share net of tax. We recorded goodwill impairment charges of $44.0 million in 2008 related to our Ohio and Florida business units. The impairment charge is the result of a continued decline in housing starts in these specific business units and the effect of this decline on these business units’ current operating performance as well as long-term expectations. Additionally, we recorded pre-tax asset impairment charges of $7.1 million which consisted of $4.4 million of other intangible assets, $2.3 million of fixed assets, and $0.4 million related to land held for sale.

•	We recorded facility closure costs of $4.8 million, or $0.08 per share net of tax, in 2008 compared to $0.1 million, or $0.00 per share net of tax, in 2007. Due to the protracted decline in the economic conditions that affect our industry, we evaluated the current operating performance as well as the long-term expectations of our locations. Based on this evaluation, we closed a number of underperforming locations in 2008. The majority of the facility closure costs relate to future lease obligations on our closed facilities.

•	We recorded a tax benefit of $18.9 million, or a 12.5 percent tax benefit rate, during 2008 compared to a tax benefit of $12.1 million, or a 44.8 percent tax benefit rate, during 2007. Our benefit for 2008 was reduced by an after-tax, non-cash valuation allowance of $35.5 million, or $1.00 per share, related to our net deferred tax assets. The valuation allowance is reflected as a reduction to the income tax benefit and to the Company’s net deferred tax assets as of December 31, 2008. The 2007 tax benefit rate was affected by tax legislation that was enacted in one of our filing jurisdictions which resulted in a $1.4 million increase in the value of our deferred tax assets related to loss carryforwards for this jurisdiction.

•	Loss from continuing operations was $131.8 million, or $3.70 loss per diluted share, compared to $14.9 million, or $0.43 loss per diluted share.

•	As announced subsequent to the third quarter of 2008, we exited the New Jersey market which we are treating as a discontinued operation for accounting purposes. As such, our loss from discontinued operations for 2008 was $7.7 million, or $0.21 loss per diluted share, compared to $8.9 million, or $0.25 loss per diluted share. Included in discontinued operations in 2008 was $3.7 million in facility closure costs.

•	Net loss was $139.5 million, or $3.91 loss per diluted share, compared to net loss of $23.8 million, or $0.68 loss per diluted share.

•	Diluted weighted average shares outstanding were 35.6 million compared to 34.9 million.

•	Adjusted EBITDA was a loss of $36.2 million compared to income of $51.1 million for 2007. See attached reconciliation.

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2008 Results (continued)
Liquidity and Capital Resources

•	During the fourth quarter of 2008, we repaid $20 million of outstanding borrowings under our revolving credit facility reducing the balance to $40 million at December 31, 2008. Subsequent to year-end, we reduced our revolving credit facility from $350 million to $250 million as allowed by the revolving credit facility agreement. Our available borrowing capacity at December 31, 2008 was not affected by this reduction as eligible accounts receivable and inventory balances (“borrowing base”), which are used to calculate the available borrowing capacity, did not support $250 million in borrowings. We do not anticipate that our borrowing base will support borrowings in excess of $250 million at any point during the remaining life of the credit facility. This reduction will allow us to reduce our interest expense related to commitment fees. As a result, we wrote-off $1.2 million of deferred financing costs in January 2009.

•	Our cash on hand was $106.9 million at December 31, 2008. Our net borrowing availability at December 31, 2008 was zero due to a drop in our eligible borrowing base coupled with lower seasonal advance rates set forth under the credit agreement. Approximately $12.8 million of cash on hand at year-end supported a short-fall in the calculation of the $35 million minimum liquidity covenant contained in the credit agreement. This covenant calculates as eligible borrowing base minus outstanding borrowings, and the resulting amount must exceed $35 million or the Company is required to meet a fixed charge coverage ratio, which we currently would not meet. The calculation also allows cash on deposit with the agent to be included as eligible borrowing base. Absent the use of cash in the calculation, we would have been forced to repay $12.8 million in borrowings in order to comply with the covenant. Accordingly, our available cash was $94.1 million at December 31, 2008. We anticipate this shortfall in eligible borrowing base to dissipate by March 2009, when our advance rates increase in accordance with the credit facility.

•	Operating cash flow was $(28.9) million compared to $71.5 million for 2008 and 2007, respectively.

•	Capital expenditures were $8.2 million and $10.1 million for 2008 and 2007, respectively.
Outlook
The company cannot predict the duration of the current market conditions or the strength of future recovery in the housing market. However, we expect the difficult conditions to continue throughout 2009. Additionally, increased competitive pressure arising from the current operating conditions could continue to have a negative impact on our operating results.
Mr. Sherman concluded, “We expect 2009 to be a continuation of a very difficult housing environment. The National Association of Home Builders is forecasting 461,000 single-family housing starts for 2009. We will continue executing our strategy of implementing cost containment programs, managing credit tightly, rationalizing physical capacity, and growing market share in order to conserve liquidity. The continued execution of our strategy coupled with $94.1 million in available cash and $35 million in expected income tax refunds in 2009 should provide the liquidity to weather yet another year in these unprecedented industry conditions.”
Conference Call

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2008 Results (continued)
Builders FirstSource will host a conference call Friday, February 20, 2009, at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-690-2877 (U.S. and Canada) and 913-981-5545 (international). A replay of the call will be available from 1:00 p.m. CT February 20, 2009 through April 15, 2009. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 8664427. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 58 distribution centers and 57 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
Contact:
Charles L. Horn
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

	(in thousands, except per share amounts)
Sales	$201,339	$290,194	$1,034,524	$1,530,527
Cost of sales	158,375	223,428	811,372	1,154,081

Gross margin	42,964	66,766	223,152	376,446

Selling, general and administrative expenses (includes stock-based compensation expense of $2,116 and $1,015 for the three months ended in 2008 and 2007, respectively, and $8,479 and $6,970 for the twelve months ended in 2008 and 2007, respectively)	65,795	80,896	292,286	358,293
Asset impairments	36,818	5,350	51,053	17,268
Facility closure costs	470	(162)	4,809	128

(Loss) income from operations	(60,119)	(19,318)	(124,996)	757
Interest expense, net	6,756	7,882	25,664	27,729

Loss from continuing operations before income taxes	(66,875)	(27,200)	(150,660)	(26,972)
Income tax benefit	(13,429)	(10,261)	(18,870)	(12,084)

Loss from continuing operations	(53,446)	(16,939)	(131,790)	(14,888)
Loss from discontinued operations (net of income tax benefit of none and $1,843 for the three months ended 2008 and 2007, respectively, and none and $4,766 for the twelve months ended 2008 and 2007, respectively	(5,433)	(3,428)	(7,704)	(8,864)

Net loss	$(58,879)	$(20,367)	$(139,494)	$(23,752)

Net loss per share:
Loss from continuing operations	$(1.50)	$(0.48)	$(3.70)	$(0.43)
Loss from discontinued operations	(0.15)	(0.10)	(0.21)	(0.25)

Net loss	$(1.65)	$(0.58)	$(3.91)	$(0.68)

Weighted average common shares:
Basic and diluted	35,721	35,060	35,634	34,904

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three months ended December 31,
	2008		2007

	(dollars in thousands)
Prefabricated components	$37,986	18.9%	$57,823	19.9%
Windows & doors	50,705	25.2%	72,901	25.1%
Lumber & lumber sheet goods	45,626	22.7%	70,911	24.4%
Millwork	20,396	10.1%	30,987	10.7%
Other building products & services	46,626	23.1%	57,572	19.9%

Total sales	$201,339	100.0%	$290,194	100.0%

	Twelve months ended December 31,
	2008		2007

	(dollars in thousands)
Prefabricated components	$204,671	19.8%	$316,254	20.7%
Windows & doors	255,949	24.7%	358,895	23.4%
Lumber & lumber sheet goods	247,569	23.9%	405,991	26.5%
Millwork	107,612	10.4%	151,802	9.9%
Other building products & services	218,723	21.2%	297,585	19.5%

Total sales	$1,034,524	100.0%	$1,530,527	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2008	2007

	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$106,891	$97,574
Trade accounts receivable, less allowance of $6,194 and $7,209, respectively	84,984	126,430
Other receivables	41,516	23,052
Inventories	68,868	95,038
Other current assets	8,358	26,672

Total current assets	310,617	368,766
Property, plant and equipment, net	80,374	96,358
Goodwill	111,193	155,588
Other assets, net	18,956	26,711

Total assets	$521,140	$647,423

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts Payable	$35,414	$65,811
Accrued liabilities	37,794	47,626
Current maturities of long-term debt	44	40

Total current liabilities	73,252	113,477
Long-term debt, net of current maturities	319,182	279,226
Other long-term liabilities	26,232	13,173

	418,666	405,876
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 36,128 and 35,701 shares issued and outstanding at December 31, 2008 and 2007, respectively	357	351
Additional paid-in capital	146,650	138,476
Retained (deficit) earnings	(37,119)	102,375
Accumulated other comprehensive (loss) income	(7,414)	345

Total stockholders’ equity	102,474	241,547

Total liabilities and stockholders’ equity	$521,140	$647,423

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited)

	Twelve months ended December 31,
	2008	2007

	(in thousands)
Cash flows from operating activities:
Net loss	$(139,494)	$(23,752)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	21,574	23,331
Asset impairments	51,053	17,268
Amortization of deferred loan costs	2,835	4,206
Deferred income taxes	18,705	(9,686)
Bad debt expense	4,695	3,323
Non-cash loss from discontinued operations	7	8,876
Non-cash stock based compensation	8,479	6,970
Net gain on sales of assets	(1,617)	(797)
Changes in assets and liabilities:
Receivables	16,830	48,186
Inventories	26,170	28,851
Other current assets	915	966
Other assets and liabilities	2,619	(3,007)
Accounts payable	(30,397)	(20,789)
Accrued liabilities	(11,251)	(12,449)

Net cash (used in) provided by operating activities	(28,877)	71,497

Cash flows from investing activities:
Purchases of property, plant and equipment	(8,193)	(10,053)
Proceeds from sale of property, plant and equipment	5,209	2,015
Cash used for acquisitions, net	701	(18,288)

Net cash used in investing activities	(2,283)	(26,326)

Cash flows from financing activities:
Net borrowings under the revolving credit facility	40,000	—
Payments of long-term debt and other loans	(40)	(39,934)
Deferred loan costs	(380)	(4,423)
Exercise of stock options	1,313	4,224
Repurchase of common stock	(416)	(722)

Net cash provided by (used in) financing activities	40,477	(40,855)

Net change in cash and cash equivalents	9,317	4,316
Cash and cash equivalents at beginning of period	97,574	93,258

Cash and cash equivalents at end of period	$106,891	$97,574

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands)
Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 19, 2009.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Reconciliation to Adjusted EBITDA:
Net loss	$(58,879)	$(20,367)	$(139,494)	$(23,752)
Reconciling items:
Depreciation and amortization expense	5,070	5,914	21,574	23,331
Interest expense, net	6,756	7,882	25,664	27,729
Income tax benefit	(13,429)	(10,261)	(18,870)	(12,084)
Gain on sale of assets	(337)	(227)	(1,617)	(797)
Loss from discontinued operations, net of tax	5,433	3,428	7,704	8,864
Asset impairments	36,818	5,350	51,053	17,268
Facility closure costs	470	(162)	4,809	128
Severance	1,011	1,112	1,663	2,316
Acquisition costs	2,824	1,087	2,824	1,087
Stock compensation expense	2,116	1,015	8,479	6,970

Adjusted EBITDA	$(12,147)	$(5,229)	$(36,211)	$51,060

Adjusted EBITDA as percentage of sales	-6.0%	-1.8%	-3.5%	3.3%